EXHIBIT 10.1.9

ENTERPRISE FINANCIAL SERVICES CORP
2023 ANNUAL INCENTIVE PLAN
I. PURPOSE
The purpose of the Enterprise Financial Services Corp 2023 Annual Incentive Plan is to provide an annual incentive program for selected key executives which is based upon specific performance criteria established for a given Fiscal Year. In particular, this program is designed to (a) provide an annual incentive whereby a significant portion of such executives’ Fiscal Year compensation is based on their efforts in achieving the performance objectives of the Company and/or its subsidiaries or divisions; and (b) attract, motivate and retain key executives on a competitive basis in which total compensation levels are closely linked to the accomplishment of the Company’s financial and strategic objectives.

II. DEFINITIONS
The following words shall have the following meanings unless the context clearly requires otherwise:

“Annual Incentive Award” or “Award” means the amount of compensation payable to a Participant under the Program.

“Board of Directors” means the Board of Directors of Enterprise Financial Services Corp.

“Change of Control” means (i) any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than a Permitted Holder (as defined below) being or becoming the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board of Directors of the Company at the beginning of such period ceasing for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iii) the liquidation or dissolution of the Company or a sale of all or substantially all of the assets of the Company. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control. As used herein, “Permitted Holder” means (i) the Company, (ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

“Committee” means the Compensation Committee of the Board of Directors of Enterprise Financial Services Corp.

“Company” means Enterprise Financial Services Corp, a Delaware corporation.

“Covered Employee” means any executive officer of the Company whom the Committee designates as a Participant for a Fiscal Year.

“Fiscal Year” means the Fiscal Year of the Company which is currently the twelve-month period ending December 31.

“Participant” means an executive officer of the Company whom the Committee designates to receive an Award for a Fiscal Year.

“Program” means this Enterprise Financial Services Corp 2023 Annual Incentive Plan.

“Subsidiary” means any corporation more than 50% of whose stock is owned directly or indirectly by the Company.

III. ELIGIBILITY
Participation in the Program shall be limited to those executive officers of the Company as the Committee shall determine. Additions or deletions to the Program during a Fiscal Year shall be made only in the event of an unusual circumstances, such as a promotion or new hire.

IV. DETERMINATION OF ANNUAL INCENTIVE AWARDS
Annual Incentive Awards to Covered Employees shall be based upon the accomplishment of specific performance objectives. Performance objectives need not be the same in respect to all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. Each of the performance criteria is to be specifically defined in writing by the Committee and may include or exclude specified items of an unusual or nonrecurring nature. No Award shall be paid to any Covered Employee if the applicable performance objective(s) are not achieved or if the Program is not approved by stockholders of the Company. In no event shall the total amount of an Award paid to any Covered Employee in any Fiscal Year exceed three million dollars.

As soon as practicable after the end of each fiscal year, Annual Incentive Awards for each Participant for such Fiscal Year shall be determined by the Committee. The Committee shall certify in writing the achievement of the applicable performance objective(s) and the amount of any Awards payable to Covered Employees.

V. TIME FOR PAYMENTS
Annual Incentive Awards will normally be paid by February 28 following the end of each Fiscal Year. However, each Participant shall have the right to elect to defer all or part of his payment under the Award (a) for a stated number of years, or (b) until his termination of employment. Such election must be made no later than the December 31st of the Fiscal Year with respect to which the Annual Incentive Award is granted, by filing with the Company an executed election form supplied by the Company. The election may be revoked only by the filing with the Company of a written revocation on or before the December 31st of such Fiscal Year.

A Participant who elects to defer payment for a stated number of years or until his termination of employment may elect to have the deferred amount invested in various investment options offered by the Company.

VI. METHOD OF PAYMENT OF DEFERRED AMOUNTS
A Participant who has elected to defer payment of all or part of his Annual Incentive Award for a stated number of years or until his termination of employment may elect, on a form supplied by the Company, to receive payment of his deferred amounts in a lump sum or in substantially equal annual installments not exceeding ten years. Such election must be filed with the Company at least 30 days prior to the time the lump-sum payment would otherwise be made.

Payment of amounts deferred until termination of employment will commence no later than 90 days after the end of the Fiscal Year in which the Participant terminates his employment. Payment of all other deferred amounts will commence as soon as practicable after the expiration of the deferral period.

If a Participant dies prior to receiving the entire amounts due under the Program, the remaining unpaid amounts will be paid in a lump sum to his beneficiary within 90 days after the end of the Fiscal Year in which is death occurs.

Each Participant shall have the right to designate a beneficiary, and to change such beneficiary from time to time, by filing a request in writing with the Executive Compensation Executive. In the event he shall not have so designated a beneficiary, or in the event a beneficiary so designated shall predecease him, the amounts otherwise payable to such beneficiary shall be paid to the Participant’s executors or administrators.

Notwithstanding anything else contained in the Program, in the event of a Change of Control, all payments deferred under the Program, and all unpaid installments of benefits then being paid, shall be paid, at the Participant’s election made at the time he makes his initial deferral election under Section V, either, (a) upon the Change of Control or (b) upon the Participant’s termination of employment occurring after the Change of Control in a single lump sum. Provided, that a Participant may elect, at the time he makes his method of payment election under this Section VI, to have his benefit paid in substantially equal annual installments not exceeding ten years in accordance with the first paragraph of this Section VI.

VII. ADMINISTRATION OF THE PROGRAM
The overall administration and control of the Program, including final determination of Annual Incentive Awards to each Participant, is the responsibility of the Committee.

VIII. VESTING
A Participant must be in the employ of the Company or a Subsidiary through the last day of the Fiscal Year with respect to which an Annual Incentive Award is granted in order to be considered for the grant of such an Award by the Committee. He must also (subject to specific Committee action to the contrary as hereinafter set forth in this Section VIII) be an employee of the Company or a Subsidiary (1) on the date the award is payable pursuant to Section, or (2) on January 15 following the end of such Fiscal Year, if payment is deferred pursuant to Section V. The final determination as to Awards to be granted, and if so, the amount of such Awards, shall be made by the Committee. Subject to Section IV, and in accordance with this Section VIII, in a Subsidiary, before or after the end of the Fiscal Year for any reason, including, but not limited to, retirement, disability, or death, the Committee shall have the sole discretion as to whether any such Award shall be paid, and, if so, the amount of such payment.

IX. AMENDMENT OR TERMINATION
The Program may be amended or terminated at any time by action of the Committee.

X. MISCELLANEOUS
All payments under the Program shall be made from the general assets of the Company or a Subsidiary. To the extent any person acquires a right to receive payments under the Program, such right shall be no greater than that of an unsecured general creditor of the Company or Subsidiary.

Nothing contained in the Program and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or a Subsidiary and any other person.

No amount payable under the Program shall be subject to any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

Nothing contained in the Program shall be construed as conferring upon any Participant the right to continue in the employ of the Company or a Subsidiary not to limit the right of his employer to discharge him at any time, with or without cause.

The Program shall be construed and administered in accordance with the laws of the State of Missouri.
Approved by the Board of Directors on the 10th day of February, 2023.